EXHIBIT 99.1

                                 WESTERBEKE
                           Engines and Generators


                                                      FOR IMMEDIATE RELEASE

Contact:   Gregory Haidemenos
           Westerbeke Corporation
           (508) 823-7677 ext. 240

                 WESTERBEKE ANNOUNCES PROPOSED SETTLEMENT OF
                          LAWSUIT CONCERNING MERGER

Taunton, Massachusetts, December 5, 2003 - Westerbeke Corporation (the "Corporation") (Nasdaq: WTBK) announced today that following settlement discussions between counsel for the defendants and counsel for the plaintiffs in the purported class action stockholder litigation commenced in Delaware against the Corporation and its directors with respect to the proposed merger of the Corporation with Westerbeke Acquisition Corporation, such counsel have entered into a memorandum of understanding with respect to a proposed settlement of the litigation. As part of the proposed settlement, the cash merger consideration to be paid in connection with the merger would be increased from $3.00 to $3.26 per share. The parties also agreed, subject to various conditions, to enter into a settlement agreement and to use best efforts to gain approval of the settlement by the Delaware courts. Without any admission of fault by the defendants, the memorandum of understanding contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the proposed merger that have been or could have been asserted by the plaintiffs or any members of the purported class.

The settlement is subject to numerous conditions, including the completion of confirmatory discovery, the execution of a settlement agreement, final approval of the settlement by the Delaware courts, and completion of the merger. Because the proposed settlement is subject to execution of a settlement agreement, completion of the merger and the other conditions described above, there can be no assurance that the proposed settlement will be completed on the terms described above or that the merger will be completed.

About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications. For additional information on Westerbeke, visit Westerbeke's website at www.westerbeke.com.


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Cautionary Statement

This press release contains certain statements based on Westerbeke management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the proposed merger of the Corporation with Westerbeke Acquisition Corporation will be consummated or that the proposed settlement of the litigation described above will be effected. The forward-looking statements contained herein include statements about the proposed merger and the proposed settlement of the litigation regarding the merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Westerbeke stockholders to approve the proposed merger; termination of the Merger Agreement or the proposed settlement; the costs related to the proposed merger transaction; litigation challenging the proposed merger transaction; failure to obtain court approval for the litigation settlement; and other economic, business, competitive or regulatory factors affecting Westerbeke's businesses generally. More detailed information about those factors is set forth in filings made by Westerbeke with the SEC or will be contained in the proxy statement relating to the special meeting of stockholders if and when it becomes available. Unless required by law, Westerbeke undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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